                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        WHEELABRATOR TECHNOLOGIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

           The Board of Directors of Wheelabrator Technologies Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                     LOGO
                       of WHEELABRATOR TECHNOLOGIES INC.

                  LIBERTY LANE, HAMPTON, NEW HAMPSHIRE 03842

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 1, 1996

  You are cordially invited to attend the annual meeting of stockholders of Wheelabrator Technologies Inc. which will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on Wednesday, May 1, 1996, at 10:00 a.m., Eastern time, for the following purposes:

    1. To elect directors.

    2. To consider and vote upon a stockholder proposal which is set forth and described in the accompanying proxy statement.

    3. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 20, 1996 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                          LOGO
                                              Herbert A. Getz
                                              Secretary

Hampton, New Hampshire
March 28, 1996

               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                                 Printed on recycled paper LOGO

                                     LOGO
                       of WHEELABRATOR TECHNOLOGIES INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 1, 1996

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Wheelabrator Technologies Inc. ("WTI" or the "Company") of proxies for use at the annual meeting of stockholders of WTI to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware at 10:00 a.m., Eastern time, on May 1, 1996, and at any adjournment or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named as directors, against the stockholder proposal set forth and described herein and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of WTI or by delivery of a later-dated proxy.

  Election of each director requires a plurality of the votes of the shares of WTI's common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the stockholder proposal set forth and described herein, and approval of any other matter submitted to the stockholders for their consideration, requires the affirmative vote of the holders of a majority of the shares of WTI's common stock present in person or by proxy and entitled to vote at the meeting. An automated system administered by WTI's transfer agent is used to tabulate the votes represented by proxy. Ballots submitted at the meeting are tabulated by hand. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  WTI's principal executive offices are located at Liberty Lane, Hampton, New Hampshire 03842 (telephone 603/929-3000). It is expected that proxy materials will be mailed to stockholders beginning on or about March 28, 1996.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 20, 1996 are entitled to vote at the annual meeting of stockholders. The only voting stock of WTI outstanding is its common stock, of which 176,576,586 shares were outstanding as of the close of business on March 20, 1996.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information concerning ownership of WTI shares of common stock. Management knows of no person, other than as set forth below, who, as of February 1, 1996, owned more than 5% of WTI's outstanding capital stock.

      TITLE
        OF    NAME AND ADDRESS                    AMOUNT AND NATURE OF   PERCENT
      CLASS   OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP   OF CLASS
      -----   -------------------                 --------------------   --------
      Common  WMX Technologies, Inc.                  104,621,810(1)(2)    58.3%
       Stock   3003 Butterfield Road
               Oak Brook, Illinois 60521
      Common  Sanford C. Bernstein & Co., Inc.(3)      11,747,630          6.4%
       Stock   One State Street Plaza
               New York, New York 10004

--------
(1) WMX Technologies, Inc. ("WMX") has sole voting and investment power over 99,796,086 shares. WMX shares voting and investment power with two wholly owned subsidiaries of WMX over an aggregate of 4,825,724 shares. WTI and WMX have entered into various agreements relating to certain restrictions on disposition by WMX of common stock of WTI owned by WMX, WMX's right to purchase shares of WTI's common stock, and registration rights (both demand and participation). Additional information regarding the relationships between WTI and WMX is set forth below under the caption "Certain Transactions and Other Matters."
(2) Dean L. Buntrock and Phillip B. Rooney may be deemed to beneficially own the shares of WTI common stock beneficially owned by WMX and shown in the table above because each such person may be deemed to be an affiliate of WMX. Each such person disclaims any beneficial ownership of such WTI shares.
(3) The Company received a copy of a Schedule 13G for the year ended December 31, 1995 from Sanford C. Bernstein & Co., Inc., an investment advisor/broker dealer. The information in the table is taken from the
    Schedule 13G, which also stated, among other things, that the WTI securities were held for the accounts of "discretionary clients."

                             ELECTION OF DIRECTORS

  Four directors are to be elected at the meeting. Three of the persons named below are serving as directors as of the date of this proxy statement and have been designated by the Board of Directors as nominees for election as directors for a term expiring at the annual meeting of stockholders in 1999. One nominee, John M. Kehoe, Jr., is not currently serving as a director of the Company. He has also been designated by the Board of Directors as a nominee for election as a director for a term expiring at the annual meeting of stockholders in 1999.

  Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted for election of the four nominees. If, however, any of such nominees should be unable or should fail to act as a nominee by virtue of an unexpected occurrence, the proxies will be voted for such other person as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. Two additional classes of directors named below have terms which expire in 1997 and 1998, respectively.

  As used herein, "WM International" means Waste Management International plc, a subsidiary of WMX owned approximately 56% by WMX, 12% by WTI and 12% by Rust International Inc. ("Rust"), a company owned 60% by WMX and 40% by WTI.

NOMINEES FOR TERMS EXPIRING AT ANNUAL MEETING IN 1999:


                  DONALD F. FLYNN, age 56, has been a director of WTI or a
LOGO predecessor thereto since September 1988. From February 1988 to the present, Mr. Flynn has served as Chairman of the Board and President of Flynn Enterprises, Inc., a financial advisory and venture capital firm. From July 1992 until February 1996 and May 1995, respectively, Mr. Flynn served as the Chairman of the Board and Chief Executive Officer of Discovery Zone, Inc., an operator of indoor entertainment and fitness facilities designed for children. He was Senior Vice President of WMX from May 1975 to January 1991. Mr. Flynn also serves as a director of WMX, Psychemedics Corporation and WM International.


LOGO

                  KAY HAHN HARRELL, age 55, has been a director of WTI since
                May 1995. Since April 1993, Ms. Harrell has been Chairperson and Chief Executive Officer of Fairmarsh Consultants, which provides investment and financial consulting services. Prior thereto, Ms. Harrell had been Senior Vice President and Director of Investment Research of The Chicago Corporation, an investment banking firm, for more than the past five years.

LOGO              JOHN M. KEHOE, JR., age 62, has been President and Chief
                Operating Officer of WTI since January 1993 and Vice President of WTI from December 1991 through December 1992. Since November 1990, Mr. Kehoe has also served as President of Wheelabrator Environmental Systems Inc., a subsidiary of WTI.



LOGO              MANUEL SANCHEZ, age 48, has been a director of WTI since
                August 1992. Mr. Sanchez is a co-founder and has been a partner of the Chicago law firm of Sanchez & Daniels since April 1987. From 1981 to 1987 he was a partner at the law firm of Hinshaw, Culbertson, Moelmann, Hoban & Fuller. Mr. Sanchez is also a director of Metropolitan Bank and Trust Company.


DIRECTORS WHOSE TERMS EXPIRE AT ANNUAL MEETING IN 1997:




LOGO              DEAN L. BUNTROCK, age 64, has been a director of WTI or a
                predecessor thereto since September 1988. Mr. Buntrock has been Chairman of the Board and Chief Executive Officer of WMX since 1968 and was President of WMX from September 1980 to November 1984. Mr. Buntrock is also a director of Boston Chicken, Inc. and WM International.



LOGO              JAMES E. KOENIG, age 48, has been a director of WTI since
                September 1990. Mr. Koenig served as Vice President, Chief Financial Officer and Treasurer of WTI from November 1990 to May 1993. Mr. Koenig has served as Senior Vice President of WMX since May 1992, as Chief Financial Officer of WMX since December 1989 and as Vice President and Treasurer of WMX since December 1986. Mr. Koenig is also a director of WM International and OHM Corporation.



                  LT. GEN. THOMAS P. STAFFORD, age 65, has been a director of
                WTI or a predecessor thereto since September 1987. Lt. Gen. Stafford has been a consultant with General Technical Services, Inc. (consulting) since 1984. He is co-founder and has been Vice Chairman of Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, since 1982. After serving as an astronaut for a number of years, he retired in 1979 from the U.S. Air Force as Deputy Chief of Staff for Research, Development and Acquisition and became Vice Chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company. Lt. Gen. Stafford is Chairman of the Board of the Omega Watch Corporation of America, and is a director of Tremont, Inc., Seagate Technologies, Inc., CMI, Inc., Pacific Scientific Company, Allied-Signal, Inc., Fisher Scientific International Inc. ("Fisher Scientific") and Wackenhut, Inc.

LOGO

DIRECTORS WHOSE TERMS EXPIRE AT ANNUAL MEETING IN 1998:


                  WILLIAM M. DALEY, age 47, has been a director of WTI since
                December 1993. Prior thereto he served as a director of WTI from August 1992 until August 1993, at which time he resigned to serve as Special Counsel to the President of the United States for the North American Free Trade Agreement. Mr. Daley has been a partner of the Chicago law firm of Mayer, Brown & Platt from May 1993 until the present, excluding a three month leave to serve as Special Counsel to the President of the United States, and prior thereto from 1985 to 1989. Mr. Daley served as President and Chief Operating Officer of Amalgamated Bank of Chicago from October 1990 to May 1993. From January 1993 to May 1993, Mr. Daley also served as President of AmalgaTrust Co., Inc. From October 1989 until October 1990 he served as the Vice Chairman of Amalgamated Bank of Chicago. Mr. Daley is also a director of the Federal National Mortgage Association and Everen Securities. WTI has utilized and anticipates that it will continue to utilize the services of Mayer, Brown & Platt.

LOGO



                  PAUL M. MONTRONE, age 54, has been a director of WTI or a
                predecessor thereto since prior to 1989. He also served as Chairman of the Board and Chief Executive Officer of WTI from prior to 1989 until November 1990 and Vice Chairman of the Board of WTI from November 1990 until May 1991. Since December 1991, Mr. Montrone has been President, Chief Executive Officer and a director of Fisher Scientific, a manufacturer of laboratory equipment and supplies. He also served as Vice Chairman of the Board of Abex, Inc. ("Abex"), a designer and manufacturer of engineered components for aerospace, defense, industrial and commercial markets, or its predecessors, from 1992 to 1995. Since prior to 1989, Mr. Montrone has also been President of The General Chemical Group, Inc., a chemical company. From prior to 1989 until 1992 he served as the Managing Director--President of The Henley Group, Inc.

LOGO




                  PHILLIP B. ROONEY, age 51, has been a director of WTI or a
LOGO predecessor thereto since September 1988. Mr. Rooney has been Chairman of the Board and Chief Executive Officer of WTI since November 1990. He has also been President and Chief Operating Officer of WMX since November 1984 and, since January 1994, Chairman of the Board and Chief Executive Officer of Waste Management, Inc. ("WMI"), a wholly-owned subsidiary of WMX. Mr. Rooney is also a director of WMX, WM International, Illinois Tool Works Inc., Caremark International Inc., Urban Shopping Centers, Inc. and ServiceMaster Management Corporation, the general partner of ServiceMaster Limited Partnership.

                      SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF WTI COMMON STOCK

  The following table sets forth certain information, as of February 1, 1996, as to the beneficial ownership of common stock of WTI by the directors and the nominee for director of WTI, the Chairman of the Board and Chief Executive Officer of WTI, the four other most highly compensated executive officers of WTI as of December 31, 1995, and all directors, nominees and persons serving as executive officers of WTI as a group:

                                       NUMBER OF SHARES OF WTI
                                             COMMON STOCK       PERCENT OF WTI
      NAME                             BENEFICIALLY OWNED(1)(2) COMMON STOCK(2)
      ----                             ------------------------ ---------------
      Dean L. Buntrock................          135,000(3)(4)          *
      William M. Daley................            8,000(4)             *
      Donald F. Flynn.................           45,245                *
      Kay Hahn Harrell................            4,000                *
      John M. Kehoe, Jr...............          317,587                *
      James E. Koenig.................          121,500                *
      Paul M. Montrone................          256,000                *
      Phillip B. Rooney...............          374,769(3)             *
      Manuel Sanchez..................           18,000(4)             *
      Lt. Gen. Thomas P. Stafford.....           30,212                *
      John J. Goody...................            4,817                *
      John D. Sanford.................          121,858                *
      James F. Wood...................           50,908                *
      All directors, nominees and
       executive officers as a group
       including persons named above
       (17 persons)...................        1,960,373               1.0

--------
   *Less than one percent.
(1) The above named persons and members of such group have sole voting power and sole investment power over WTI shares listed, except (i) WTI shares covered by options exercisable within 60 days of February 1, 1996; (ii) WTI shares held pursuant to WTI's Savings and Retirement Plan; (iii) 1,500 and 2,000 WTI shares over which Mr. Koenig and Mr. Daley have shared voting and investment power with their respective spouses; and (iv) 10,000 WTI shares that may be deemed to be beneficially owned by each of Messrs. Buntrock, Flynn and Rooney as a result of restricted units granted pursuant to WTI's Restricted Unit Plan for Non-Employee Directors. Such restricted units are the only restricted units remaining outstanding under such plan, and no further restricted units will be granted under such plan. At the time any of Messrs. Buntrock, Flynn or Rooney cease to be a member of the Board, such person will receive 10,000 shares of WTI common stock or, at the discretion of the Board, the cash equivalent thereof. Such persons disclaim any beneficial ownership of the WTI shares represented by such restricted units.
(2) The numbers and percentages of WTI shares owned by the above named persons and the members of such group assume, in each case, that currently outstanding stock options covering WTI shares which were exercisable within 60 days of February 1, 1996 had been exercised by that person or group as follows: Mr. Buntrock--33,336; Mr. Daley--6,000; Ms. Harrell-- 3,000; Mr. Kehoe--302,248; Mr. Koenig--120,000; Mr. Montrone--256,000; Mr.
    Sanchez--18,000; Mr. Sanford--80,978; Lt. Gen. Stafford--30,000; Mr. Wood--47,490; and all executive officers and directors as a group (including such individuals)--1,362,355. Such persons and the members of such group disclaim any beneficial ownership of the WTI shares subject to such options.
(3) Excludes an aggregate of 104,621,810 WTI shares that may be deemed to be beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of WMX (See "Principal Stockholders"). Each such person disclaims any beneficial ownership of such WTI shares.
(4) Pursuant to the Company's Deferred Director's Fee Plan, described below under "Deferred Compensation Plan for Non-Employee Directors," Messrs. Buntrock, Daley and Sanchez have acquired beneficial ownership of the equivalent of an additional 8,228, 5,709 and 2,744 WTI shares, respectively, through their voluntary deferral of all or a portion of their directors fees.

OWNERSHIP OF WMX COMMON STOCK

  The following table sets forth certain information, as of February 1, 1996, as to the beneficial ownership of WMX common stock by the directors and the nominee for director of WTI, the Chairman of the Board and Chief Executive Officer of WTI, the four other most highly compensated executive officers of WTI as of December 31, 1995, and all directors, nominees and persons serving as executive officers of WTI as a group:

                                           NUMBER OF SHARES
                                         OF WMX COMMON STOCK    PERCENT OF WMX
      NAME                             BENEFICIALLY OWNED(1)(2) COMMON STOCK(2)
      ----                             ------------------------ ---------------
      Dean L. Buntrock................        3,537,683(3)             *
      William M. Daley................            1,000                *
      Donald F. Flynn.................          595,581                *
      Kay Hahn Harrell................            2,512                *
      John M. Kehoe, Jr...............           33,505                *
      James E. Koenig.................          153,965                *
      Paul M. Montrone................                0                *
      Phillip B. Rooney...............        1,222,382(3)             *
      Manuel Sanchez..................              200                *
      Lt. Gen. Thomas P. Stafford.....                0                *
      John J. Goody...................              357                *
      John D. Sanford.................              197                *
      James F. Wood...................              268                *
      All directors, nominees and
       executive officers as a group
       including persons named above
       (17 persons)...................        5,673,967               1.2

--------
*Less than one percent.
(1) The above named persons and members of such group have sole voting power and sole investment power over WMX shares listed, except (i) WMX shares covered by options granted under WMX's stock option plans which were exercisable within 60 days of February 1, 1996; (ii) WMX shares issuable upon conversion of WMX Convertible Subordinated Notes due 2005 ("Convertible Notes"); (iii) WMX shares held pursuant to WMX's Profit Sharing and Savings Plan and WTI's Savings and Retirement Plan; and (iv) Messrs. Buntrock, Daley, Koenig and Rooney, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 458,418, 1,000, 39,837, 65,567 and 610,484 WMX shares, respectively. Such WMX shares shown for Messrs. Buntrock and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts and foundations. Such WMX shares shown for Messrs. Daley and Koenig are held jointly with their respective spouses. Ownership of WMX shares shown for Messrs. Buntrock and Rooney, and for all officers and directors as a group, includes WMX shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. WMX shares were held by or for the benefit of such spouses or children of the following directors and all executive officers and directors as a group at February 1, 1996, in the amounts indicated: Mr. Buntrock--42,404 (held by spouse); Mr. Rooney-- 101,184 (held by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individuals)-- 143,839. Additionally, ownership of shares shown for Mr. Koenig includes 1,200 WMX shares held by him as trustee of a family trust in which Mr. Koenig has no pecuniary interest. Each of the above named persons and the members of such group disclaim any beneficial ownership of such WMX shares.
(2) The numbers and percentages of WMX shares owned by the above named persons and the members of such group assume that currently outstanding stock options covering WMX shares which were exercisable within 60 days of February 1, 1996 had been exercised as follows: Mr. Buntrock--672,527; Mr. Flynn--87,617; Mr. Koenig--111,472; Mr. Rooney--679,037; and all executive officers and directors as a group

   (including such individuals)--1,627,962. Such numbers and percentages also assume that 312 WMX shares were issued to Ms. Harrell upon conversion of Convertible Notes. Such persons and the members of such group disclaim any beneficial ownership of the WMX shares subject to such options or issuable upon conversion of Convertible Notes.
(3) Subsequent to February 1, 1996, pursuant to WMX's Non-Qualified Profit Sharing and Savings Plus Plan, Messrs. Buntrock and Rooney acquired beneficial ownership of the equivalent of an additional 75,017 and 47,765 shares, respectively, of common stock of WMX in connection with their voluntary deferral of bonus payments earned under WMX's Corporate Incentive Bonus Plan.

                     MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has, pursuant to its powers, designated several committees of the Board, including an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"), the functions and membership of which are described below. Because a majority of the Company's outstanding common stock is owned by WMX, the Board of Directors does not have a standing Nominating Committee. The Board of Directors held four regular meetings and four special meetings in 1995.

  The Audit Committee's functions include making recommendations to the Board of Directors on the selection of WTI's auditors, reviewing the arrangements for and scope of the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of WTI to review the adequacy of internal controls and reporting, reviewing compliance with and adherence to the Company's policies on business ethics and environmental compliance, and performing any other duties or functions deemed appropriate by the Board of Directors. Messrs. Montrone (Chairman), Daley, Sanchez, Lt. Gen. Stafford and Ms. Harrell are currently members of the Audit Committee.

  The Compensation Committee is responsible for establishing salaries and bonuses to be paid to executive officers of WTI and its principal subsidiaries, and for the administration of WTI's 1986, 1988, 1989 and 1992 Stock Option Plans and the grant of options under the 1992 Stock Option Plan (no further options may be granted under the 1986, 1988 or 1989 Stock Option Plans). Messrs. Buntrock (Chairman), Ms. Harrell and Lt. Gen. Stafford are currently members of the Compensation Committee.

  During 1995, the Audit Committee met twice and the Compensation Committee met three times. In 1995, during the time each director served in such capacity, with the exception of one director who missed one Board meeting, all of the directors attended all of the meetings of the Board and all meetings held by committees of the Board on which such director served.

                                 COMPENSATION

  The following table sets forth certain information with respect to cash compensation for services in all capacities paid or accrued by WTI and its subsidiaries for the past three years, to or on behalf of (i) the Chairman of the Board and Chief Executive Officer of WTI at December 31, 1995, and (ii) each of the four other most highly compensated executive officers of WTI at December 31, 1995:

                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                            ANNUAL COMPENSATION         COMPENSATION
                                        --------------------------- ---------------------
                                                                      AWARDS    PAYOUTS
                                                            OTHER   ---------- ----------
                                                           ANNUAL   SECURITIES LONG-TERM  ALL OTHER
  NAME AND                                                 COMPEN-  UNDERLYING INCENTIVE   COMPEN-
PRINCIPAL POSITION                 YEAR  SALARY   BONUS   SATION(1)  OPTIONS   PAYOUTS(2) SATION(3)
------------------                 ---- -------- -------- --------- ---------- ---------- ---------
Phillip B. Rooney                  1995 $      0 $      0  $     0         0    $   --     $     0
Chairman of the Board and          1994        0        0        0         0        --           0
 Chief Executive Officer(4)        1993        0        0        0         0     97,800          0

John M. Kehoe, Jr.                 1995 $341,250 $163,875  $     0    56,972    $   --     $38,480
President and Chief                1994  322,500  223,080        0    35,294        --      24,014
 Operating Officer                 1993  300,000  240,000        0    32,688     12,569     40,340

John J. Goody(5)                   1995 $ 73,336 $ 43,542  $     0     3,438    $   --     $ 6,239
Vice President; Chief Executive    1994        0        0        0         0        --           0
 Officer-Wheelabrator Water        1993        0        0        0         0        --           0
 Technologies Inc.

John D. Sanford                    1995 $219,192 $ 87,400  $     0    16,147    $   --     $22,279
Executive Vice President, Chief    1994  196,250  108,160        0    15,686        --      13,897
 Financial Officer and Treasurer   1993  174,555   69,950        0    11,622      5,191     18,113

James F. Wood                      1995 $217,500 $109,588  $     0    24,220    $   --     $22,731
Senior Vice President and General  1994  205,000  124,908        0    16,471        --      16,333
 Manager-Wheelabrator              1993  191,226  146,300        0    13,801      1,191     24,866
 Environmental Systems Inc.

--------
(1) Excludes perquisites and other benefits unless the aggregate amount of such compensation equals at least the lesser of $50,000 and 10 percent of the total annual salary and bonus reported for the named executive officer.
(2) Amounts shown were paid pursuant to the Company's Performance Unit Plan, a long term incentive plan covering the two-year period ended December 31, 1992.
(3) Amounts shown were contributed by the Company under the Company's Savings and Retirement Plan and Supplemental Benefit Plan. Pursuant to the Supplemental Benefit Plan, each participant's account is credited with the amount of the contribution, if any, that would have been made on behalf of such participant to the Savings and Retirement Plan but for certain limitations on such contributions imposed by the Internal Revenue Code of 1986, as amended.
(4) Mr. Rooney is compensated by WMX in his capacity as an employee of WMX and received no cash compensation from WTI for his services, except that Mr. Rooney received compensation from WTI in 1993 for services rendered to the Company under a long term incentive compensation plan covering the two-year period ended December 31, 1992.
(5) Mr. Goody commenced employment with the Company in August 1995.

STOCK OPTIONS

  The following table sets forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                     ASSUMED ANNUAL RATES OF STOCK
                                                                                 PRICE
                                     INDIVIDUAL GRANTS              APPRECIATION FOR OPTION TERM(4)
                         ----------------------------------------- ---------------------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO EXERCISE
                          OPTIONS   EMPLOYEES   PRICE
                          GRANTED   IN FISCAL    PER    EXPIRATION
NAME                       (1)(2)      YEAR     SHARE    DATE(3)   0%        5%            10%
----                     ---------- ---------- -------- ---------- --- -------------- --------------
Phillip B. Rooney.......        0       --         --         --    --       --             --
John M. Kehoe, Jr.......   56,972      4.46%   $13.625   4/3/2002   $0 $      316,009 $      736,435
John J. Goody...........    3,438       .27%   $16.000   8/7/2002   $0 $       22,394 $       52,187
John D. Sanford.........   16,147      1.26%   $13.625   4/3/2002   $0 $       89,563 $      208,720
James F. Wood...........   24,220      1.90%   $13.625   4/3/2002   $0 $      134,342 $      313,074
All Stockholders(5).....      --        --         --    4/3/2002   $0 $1,013,837,987 $2,362,673,634

--------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of WTI's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a change in control of the Company, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.
(2) Options become exercisable in three equal cumulative annual installments commencing April 3, 1996, except that Mr. Goody's options become exercisable in three equal cumulative annual installments commencing August 7, 1996.
(3) Options were granted for a term of seven years, subject to earlier termination in certain events related to termination of employment.
(4) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. Such amounts are based on the assumption that the named persons hold the options granted for their full seven year term. The actual value of the options will vary in accordance with the market price of the Company's common stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and that the optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.
(5) Based upon the market price of the Company's common stock and the total shares outstanding at the date of grant, if the market price of the Company's common stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) in the amounts shown above during the period from grant date to expiration date for the options expiring during the year 2002.

  The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1995 by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                    VALUES

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY
                         SHARES ACQUIRED  VALUE       OPTIONS AT FY-END         OPTIONS AT FY-END
NAME                       ON EXERCISE   REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     --------------- -------- ------------------------- -------------------------
Phillip B. Rooney.......         0         $ 0              --/--                     $0/$0
John M. Kehoe, Jr.......         0         $ 0         279,587/91,397         $2,005,915/$178,037
John J. Goody...........         0         $ 0          15,702/3,438             $43,360/$2,578
John D. Sanford.........         0         $ 0          71,875/30,478           $421,645/$50,459
James F. Wood...........         0         $ 0          37,400/39,800            $63,687/$75,687

LONG TERM INCENTIVE PLAN AWARDS

  The following table sets forth certain information as to awards made under the Wheelabrator Technologies Inc. Long Term Incentive Plan (the "LTIP") with respect to the year ended December 31, 1995 to the persons named in the Summary Compensation Table:

              LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                ESTIMATED FUTURE PAYOUTS
                                               PERFORMANCE OR  UNDER NON-STOCK PRICE BASED
                            NUMBER OF SHARES,   OTHER PERIOD             PLANS(3)
                             UNITS OR OTHER   UNTIL MATURATION ---------------------------
   NAME                         RIGHTS(1)       OR PAYOUT(2)   THRESHOLD  TARGET  MAXIMUM
   ----                     ----------------- ---------------- --------- -------- --------
   John M. Kehoe, Jr.......        --             3 years      $138,000  $138,000 $414,000
   John J. Goody...........        --             3 years        88,000    88,000  264,000
   John D. Sanford.........        --             3 years        92,000    92,000  276,000

--------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater than the target percentages to the extent that the Company's performance exceeds target objectives specified. Payouts under the LTIP are based on the rank of the Company's total stockholder return (stock price appreciation plus reinvested dividends) among the total stockholder returns of the companies that comprise the Standard & Poor's 500 Stock Index over the performance period.
(2) The performance period includes calendar years 1995, 1996 and 1997.
(3) At the end of the performance period, an amount equal to 50% of the performance award, if any, is paid in cash, and the remaining 50% is deemed to be invested in Company common stock. The participant is entitled to receive the value of such deemed investment on the date three years after the end of the performance period; provided generally that the participant is an officer of the Company or one of its affiliates on that date. The estimated future payouts were calculated using year-end 1995 salaries, they assume that a performance award will be earned at the levels shown, and do not reflect any possible subsequent increase or decrease in the value of the portion of the award which would be required to be deferred under the terms of the LTIP.

ANNUAL COMPENSATION OF NON-EMPLOYEE DIRECTORS

  Each member of the Board of Directors who is not an employee of WTI or an employee of WMX or one of its other subsidiaries is paid an annual fee of $45,000.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

  WTI maintains a Deferred Director's Fee Plan under which non-employee directors may make an irrevocable election to defer receipt of all or a portion of the directors fees payable to them until termination of their membership on the Board of Directors. Such deferred amounts are deemed to be invested in WTI's common stock and during the period of deferral such deferred amounts are credited with the dividends or stock splits, if any, that would be received had such investment actually been made. Upon termination of the director's service, the common stock reflected by the deferred account is deemed to be sold, and the deemed proceeds of such sale (or an amount equal to the amount originally deferred, if greater) will be distributed to the director in cash, either in a lump sum or installments.

RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

  The Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") was amended by the Board of Directors on June 10, 1991 to limit participation in such plan to those non-employee directors and former non-employee directors who were covered by the plan as of such date. No person who becomes a non-employee member of the Board of Directors after June 10, 1991 will be eligible for retirement benefits under the Directors' Retirement Plan. As amended, the Directors' Retirement Plan provides that any non-employee director elected to the Board of Directors in connection with the August 1989 merger of a predecessor of WTI known prior to August 1989 as Wheelabrator Technologies Inc. ("Old WTI") into Resco Holdings Inc. ("Resco"), a wholly-owned subsidiary of WTI (the "1989 Merger"), or at any time thereafter prior to June 10, 1991 who retires from the Board of Directors with at least five years of service as a non-employee director of WTI (or Old WTI or certain other predecessor companies) is eligible for an annual retirement benefit for the remainder of the director's lifetime equal to 50% of the director's fee in effect at the director's retirement. The annual retirement benefit will be increased by 10% of such fee for each additional year of eligible service above five years, up to 100% of such fee for 10 or more years of service as a non-employee director or for directors who retire at age 72, the mandatory retirement age for directors. The benefit payable by WTI to a retired non-employee director will be reduced by the amount of any retirement benefit payable to such director under the Retirement Plan for Non-Employee Directors of Old WTI or certain other predecessor companies, but in no event below the amount that would be payable by taking into account only service as a non-employee director of WTI.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  The 1991 Stock Option Plan for Non-Employee Directors (the "Directors Plan") covers 300,000 shares of WTI's common stock. Each director of WTI who is neither an officer nor full-time employee of WTI or any of its subsidiaries and who is neither an officer, employee or director of WMX or any of its subsidiaries, other than WTI and WTI's subsidiaries, upon election or appointment to the Board of Directors, is granted an option under the Directors Plan to purchase a total of 15,000 shares of WTI's common stock at the fair market value (as defined in the Directors Plan) of the stock of WTI at the time of grant. All options under the Directors Plan are for a term of 10 years from the date of grant and become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years.

  Under the Directors Plan, in the event that WTI's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of WTI's common stock receive other securities, or any other relevant change in the capitalization of WTI, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares. If an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

  Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution. Options terminate if the optionee ceases to be a director of WTI for any reason other than death, permanent disability, resignation or retirement. If the optionee ceases to be a director of WTI because of death or permanent disability, the optionee or his heirs, legatees or legal representative may exercise the option in full at any time during its term within three months after the date of termination. In the event of resignation or retirement, an option may be exercised by the optionee (or if he dies after retirement by his heirs, legatees or legal representative) at any time during its term within three months after the date of retirement, but only to the extent it was exercisable on the date of retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At various times during 1995, Messrs. Buntrock (Chairman), Ms. Harrell and Lt. General Stafford served as members of the Compensation Committee of WTI's Board of Directors.

  Mr. Rooney, WTI's Chairman and Chief Executive Officer, is a member of the Board of Directors of WMX. Mr. Buntrock is the Chairman of the Board and Chief Executive Officer of WMX. In 1995, WTI was paid approximately $38 million for goods and services provided to WMX and its subsidiaries (other than the Company and its subsidiaries). The various transactions between WTI and WMX and their respective subsidiaries are described below under "Certain Transactions and Other Matters--Transactions Between WTI and WMX."

  In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation and Stock Option Committee" and "WTI Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

GENERAL POLICIES

  The compensation of the Company's executive officers is determined by the Compensation Committee of the Board of Directors. The Company's compensation programs are intended to enable the Company to attract, motivate and retain the management talent required to achieve aggressive corporate objectives in a rapidly changing and technology-based industry, and thereby increase stockholder value. The Company's policy is to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional leadership, performance and contributions to the development of the Company's business.

  To attain these objectives, the Company's executive compensation program includes a substantial incentive component which is "at risk" based on the performance of the Company's business, primarily as reflected in the achievement of pre-determined financial or other performance goals and, in the case of John M. Kehoe, the Company's President and Chief Operating Officer, based on furthering the Company's environmental principles. As an executive officer's level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the performance of the Company or one or more of its operating units as measured by objective standards over one or more years.

  Also for the purpose of more directly aligning their interests with the long-term financial interests of the Company's stockholders, many of the Company's employees, including its executive officers, are eligible to be granted stock options periodically. The Company has also adopted a stock ownership policy and a deferred compensation program to encourage officer investment in the Company. See "Stock Ownership and Deferred Compensation Programs" below.

  In assessing the competitiveness of the overall compensation and individual compensation components of the Company's executive officers, the Compensation Committee considers data from surveys of, and comparisons to, other companies. With respect to the Company's executive officers, the Compensation Committee reviews primarily compensation data for a group of comparator companies compiled with the assistance of the Company's independent compensation consultant (the "Comparator Companies"). The Comparator Companies were selected primarily because their size and operating and financial characteristics make it likely that they will compete for the services of executives who have experience and skills similar to those which the Company requires. For several executive officers, the Compensation Committee did not believe that sufficient information was publicly available as to the Comparator Companies for comparison to such officers' respective positions. Accordingly, in making compensation comparisons as to such officers, the Compensation Committee also reviewed published survey data provided by the Company's compensation consultant. References in this report to the Comparator Companies include such survey data furnished by the Company's compensation consultant.

  In making its decision on 1995 compensation, the Compensation Committee did not target officer base salaries or total compensation at any specific point in the range of salaries or total compensation paid by the Comparator Companies. The Compensation Committee believes, however, that base salaries paid in 1995 to its executive officers correspond generally to the middle of the range of Comparator Companies. It is the Company's general practice to structure the incentive components of executive officers' compensation so that approximately one-half to two-thirds of total targeted compensation for the Company's executive officers is "at risk" through participation in the Company's incentive compensation plans, including the Company's stock option plan. The Compensation Committee believes that targeted incentive compensation constitutes a somewhat higher percentage of total targeted compensation for the Company's executive officers than that of the Comparator Companies. The Compensation Committee believes, however, that a greater emphasis on "at risk" compensation elements will result in the enhancement of stockholder value.

  Under the Omnibus Budget Reconciliation Act of 1993, compensation paid to certain executive officers of the Company in excess of $1 million in 1995 and subsequent years may be non-deductible for federal income tax purposes unless the compensation is "performance-based" or otherwise exempt under the law and Internal Revenue Service regulations. Based upon current levels of cash compensation payable by the Company, the Compensation Committee does not anticipate that the $1 million deductibility cap will affect the Company for the foreseeable future. In light of the foregoing, and because the Compensation Committee believes it is currently more important to retain the flexibility to adjust incentive compensation upward or downward based upon unanticipated circumstances and performance-related matters, the Compensation Committee has determined not to seek to qualify the Company's incentive compensation plans under the law and applicable regulations at this time. The Compensation Committee will review this matter from time to time as events warrant.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

 Salary

  The Compensation Committee annually establishes the base salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation Committee generally takes into account a number of factors, including the Company's results of operations and other Company performance measures, competitive compensation data, comparisons of salaries and responsibilities among the Company's executive officers, the desired proportion of incentive compensation in the officer's total compensation package, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance. The Compensation Committee generally does not expressly assign greater weight to any one or more of such factors than to others.

 Incentive Compensation Plans

  The Compensation Committee also administers the Company's incentive compensation plans in which executive officers participate. In doing so, the Compensation Committee considers the Company's results of operations and other Company performance measures (including management's plans for the Company's growth and profitability and achievement of strategic goals), determines the corporate performance criteria to be used for the determination of incentive compensation awards, and fixes the levels of target and maximum awards for participants and the minimum level of attainment of performance objectives necessary for awards to be made under each incentive compensation plan. The Company has typically had in effect at any one time both an annual and multi-year incentive compensation plan, as well as a stock option plan.

  Annual Plan

  For 1995, each of the Company's executive officers (except Mr. Rooney) was a named participant in the Company's Corporate Incentive Bonus Plan (the "Annual Plan"). Under the Annual Plan, target awards for such officers ranging from 25% to 50% of the participant's salary at year end were payable depending upon the Company's percentage of attainment of budgeted core pre-tax income (based on operating results which exclude income from equity investees) and, to a lesser extent, upon WMX's achievement of its budgeted earnings per share. In the case of certain officers who had management responsibility for one of the Company's operating groups, target awards were payable based in part on the Company's percentage of attainment of budgeted core pre-tax income and in larger part on that operating group's percentage of attainment of its budgeted pre-tax goal. The Annual Plan award formula for 1995 was designed to disproportionately increase or decrease a participant's annual incentive compensation in the event that actual results exceed or fall short of targeted levels. The maximum incentive bonus in each case was set at an amount equal to twice the amount of a participant's target bonus. The Annual Plan also required the Compensation Committee to find that Mr. Kehoe had furthered the implementation of the Company's environmental principles before any award could be paid to him under the Annual Plan.

  Under the terms of the Annual Plan, any officer whose bonus was based in whole or in part on the Company's attainment of budgeted core pre-tax income would not receive that portion of his or her award unless a specified minimum percentage of the budgeted core pre-tax income was achieved. In the case of any officer whose bonus was based in part upon WMX earnings per share results, that portion of his or her award was not payable unless a specified minimum earnings per share growth was achieved by WMX. In 1995, the Company achieved 97.3% of its budgeted core pre-tax income objective and WMX achieved its specified minimum earnings per share growth. Five executive officers whose bonuses were based in part on Company pre-tax income and in part on WMX earnings per share results received bonuses equal to 94.7% of their target bonuses. Two executive officers whose bonuses were based in part on the results of individual operating units of the Company received bonuses equal to 18% and 124% of their target bonuses, respectively.

  Long Term Plan

  Under the Wheelabrator Technologies Inc. Long Term Incentive Plan (the "LTIP"), payments, if any, are to be made following the end of each performance period, which normally last three years. The first performance period was from mid-1993 through 1995, the second extends from 1994 through 1996 and the third extends from 1995 through 1997. The Compensation Committee named Mr. Kehoe as the only participant for the first and second performance periods, and Messrs. Kehoe, Goody and Sanford as participants for the third performance period. The Compensation Committee intends to continue to name such individuals as participants in the LTIP in subsequent years. The Compensation Committee may, in its discretion, name additional executive officers as participants in the LTIP in the future.

  Under the LTIP, the Compensation Committee determines participants' target awards as a percentage of each participant's salary as of the end of each performance period. The target award would be payable depending on the Company's total return to stockholders compared to that of the companies comprising the Standard & Poor's 500 Stock Index (the "S&P 500") during the performance period. Total return to stockholders is defined for this purpose as the sum of price appreciation plus reinvested dividends over the performance period, divided by the share price at the beginning of the period. Under the LTIP, participants will be paid target awards if the Company's total stockholder return places it at a percentile ranking selected by the Compensation Committee in relation to the S&P 500 companies. The percentage of the target award to be paid will vary upwards to 300% of the target award if the Company's total stockholder return places it at a higher percentile ranking in relation to the S&P 500 companies and, for the performance period ending in 1995, downwards to 50% of the target award if the Company's total stockholder return places it at a specified minimum ranking. For the performance periods ending in 1996 and 1997, the minimum threshold for payment of a bonus was set at the target award level. If the Company's total stockholder return places it below the specified minimum ranking in relation to the S&P 500 companies, then no award is to be paid for the relevant performance period. Mr. Kehoe received no payment for the first performance period ending December 31, 1995 under the LTIP.

  The LTIP also mandates that the payment of one-half of any award otherwise payable at the end of a performance period be deferred for an additional three-year period. During the deferral period, such amount is to be deemed invested in shares of the Company, subject to increase or decrease in value over the deferral period. The purpose of the deferral is to provide an additional incentive to participants (who forfeit deferred amounts if they leave the Company during the deferral period) to remain with the Company and an additional linkage between compensation and Company performance.

 Stock Options

  Stock options may be granted to key employees, including the Company's executive officers, by the Compensation Committee under the Company's 1992 Stock Option Plan (the "1992 Option Plan"). Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon his or her base salary and the level of that officer's management responsibility. In 1995, the largest grant was awarded to the Company's Chief Operating Officer, reflecting the Compensation Committee's view of Mr. Kehoe's potential to have a significant impact on the Company's profitability and growth. With the exception of Mr. Rooney, who did not receive an annual grant under the 1992 Option Plan in light of his participation in a similar stock option plan maintained by WMX, executive officers typically receive grants each year determined by dividing percentages of the officers' salaries, which percentages range from 150% to 225%, by the market price of the Company's common stock at the time of grant. The Compensation Committee generally intends stock option grants to constitute at least one-half of the officers' total targeted "at risk" compensation. In an effort to encourage intercompany cooperation and teamwork among the WMX-affiliated group, Messrs. Kehoe and Sanford received a 1995 stock option grant from WMX. In the case of Mr. Sanford, the WMX grant was in lieu of a portion of the Company grant which he otherwise would have received under the 1992 Option Plan. As further detailed below, Mr. Kehoe's WMX grant was in addition to his Company stock option grant. All options under the 1992 Option Plan are non-qualified stock options which are granted at an exercise price equal to 100% of fair market value on the date of grant. These options typically have a term of seven years and become exercisable in cumulative increments of one-third of the total number of shares subject to the option during each of the first three years of the option term.

 Stock Ownership and Deferred Compensation Programs

  In 1995, the Company instituted an officer stock ownership program. Under the program, Company officers are expected to acquire and maintain specified levels of ownership of stock of the Company ranging from total stock value of one and one-half times salary for certain officers to three times salary in the case of officers who are members of the WMX Management Committee. At least one-half of each officer's ownership target must be satisfied by having an investment in Company stock, with investments in WMX or WM International permitted to satisfy the balance of the ownership requirement. Also in 1995, the Company adopted a deferral component to a pre-existing plan whereby Company officers are encouraged to defer payments under the Annual Plan into an unfunded investment account that tracks the performance of the Company's stock (or, if deemed to be invested in WMX stock, the performance of that stock). Officers who participate have their deferral investment "matched" by a 20% credit to the officer's deferral account, subject to vesting requirements. The value of the deferral accounts is subject to increase or decrease in accordance with Company or WMX stock price movements, as the case may be, and hence is fully "at risk." The deferral generally continues for so long as the officer is an employee of the Company and thereby effectively commits the participating officers to an equity investment in the Company for the duration of their careers with the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Although he was actively involved in the management and affairs of the Company, Phillip B. Rooney, the Company's Chairman and Chief Executive Officer, did not receive any salary from the Company for 1995. Mr. Rooney is compensated by WMX in his capacity as President and Chief Operating Officer of that company. WTI does not reimburse WMX for any part of Mr. Rooney's salary. During 1995, Mr. Rooney did not participate in the Annual Plan and, accordingly, did not receive any compensation thereunder. In addition, although he was eligible to participate in the 1992 Option Plan, Mr. Rooney did not receive a grant thereunder during 1995. He was also eligible to participate in the LTIP, but was not named as a participant thereunder.

COMPENSATION OF THE PRESIDENT AND CHIEF OPERATING OFFICER

  In light of the fact that the Company's Chief Executive Officer received no compensation from the Company for 1995, the Compensation Committee deems it appropriate to review its deliberations in respect of the Company's most highly compensated executive officer, John M. Kehoe, Jr.

 Salary

  In determining 1995 base compensation of Mr. Kehoe, the Compensation Committee reviewed a number of the Company's significant accomplishments achieved in 1994 under the leadership of Mr. Kehoe. Specifically, the Compensation Committee evaluated the Company's 1994 operating results, led by the clean energy group, which included a 16 percent increase in revenues over 1993, a 13 percent increase in earnings per share over 1993, and core pre-tax income (which excludes equity income from Rust and WM International) of $253 million, which exceeded the Company's 1994 budget. In addition, the Compensation Committee considered Mr. Kehoe's successful efforts to refocus management on the Company's core business of providing clean energy while at the same time expanding the Company's opportunities in, and emphasis on, its clean water business.

  Through such efforts, during 1994 the Company completed construction and successful start-up of the Falls Township, Pennsylvania 1,500 ton per day trash-to-energy facility, the wood-waste, tire and landfill gas-fired Ridge Generating Station in Polk County, Florida and the 55-ton per day sludge dryer and pelletizer facility in Baltimore, Maryland; commenced construction of a 500-ton per day trash-to-energy facility in Lisbon, Connecticut; continued progress towards the privatization of a publicly-owned wastewater treatment facility in Franklin, Ohio; expanded its water and wastewater process systems and equipment business through acquisitions in Europe and Asia; and expanded into Mexico through the acquisition of a 49 percent interest in (and operating rights to) a nine million gallon per day wastewater treatment plant in Mexico City. In addition, the Company responded aggressively to a U.S. Supreme Court decision in May 1994 regarding the potential to characterize ash generated at its trash-to-energy facilities as hazardous by mobilizing management to work proactively with industry, municipal governments and the U.S. Environmental Protection Agency to mitigate the impact of such decision on the Company's operations. Moreover, the Company turned the decision to its advantage by licensing its patented WesPhix(R) ash treatment technology to numerous other trash-to-energy facilities throughout the United States. In their deliberations, the Compensation Committee did not accord greater weight to any one of the matters considered over any other such matter.

  The Compensation Committee also considered a report and data furnished by the Company's compensation consultant concerning Mr. Kehoe's compensation relative to that of the chief operating officers of the Comparator Companies. The report concluded that Mr. Kehoe's proposed 1995 salary would place him in the middle of the range of salaries which could be expected to be paid to the chief operating officers of the Comparator Companies.

  Based on these considerations, the Compensation Committee set Mr. Kehoe's 1995 base compensation at $345,000.

 Annual Plan

  For 1995, the Compensation Committee awarded Mr. Kehoe a target Annual Plan participation of 50% of his 1995 salary, the same as his 1994 participation level. The Compensation Committee determined that in light of the LTIP and stock option components of Mr. Kehoe's incentive compensation structure (discussed below), Mr. Kehoe's participation in the Annual Plan at the 50% level was appropriate in order for Mr. Kehoe's intended incentive compensation to constitute a substantial part of his intended total 1995 compensation.

In making this decision, the Compensation Committee also considered the report of the Company's compensation consultant which indicated that, on average, bonuses paid to the Chief Operating Officers of the Comparator Companies averaged approximately 66% of their base salaries. Based on the Company's 1995 core pre-tax income and WMX 1995 earnings per share, as specified under the Annual Plan, Mr. Kehoe received a bonus equal to $163,875 in 1995, which is approximately 94.7% of his target under the Annual Plan and approximately 47.4% of his base salary.

 LTIP

  Under the Company's LTIP, for the performance period ending December 31, 1997, the Compensation Committee awarded Mr. Kehoe a target award equal to 40% of his salary as of the end of such period. The Compensation Committee's selection of the 40% participation level for Mr. Kehoe reflects the Company's compensation practices, under which incentive compensation under the LTIP, together with the Annual Plan and stock options, is to comprise between one-half and two-thirds of total targeted compensation for Mr. Kehoe. The Compensation Committee also considered the level of awards typically made and its understanding of long term compensation awards by the Comparator Companies. As noted above, no payment will be made to Mr. Kehoe pursuant to this LTIP award, if ever, until the completion of the specified performance period and the Company's achievement of at least the minimum specified performance criterion. In this regard, the 1993-1995 performance period under the LTIP has ended with no award being paid to Mr. Kehoe.

 Stock Options

  The Compensation Committee's 1995 grant of options to Mr. Kehoe under the 1992 Option Plan was determined by multiplying Mr. Kehoe's base compensation by 225 percent and dividing the product of that calculation by the per share option exercise price, which was the fair market value of a share of the Company's common stock as of the date of grant. In selecting this formula, the Compensation Committee considered the Company's historical stock option grant practices, as well as the goal of maintaining incentive compensation as a substantial portion of Mr. Kehoe's total compensation and of making stock option grants at a level of approximately one-half of total incentive compensation. For 1995, Mr. Kehoe also received a WMX stock option grant equal to 100% of his base salary in recognition of his participation on the WMX Management Committee.

                                          Dean L. Buntrock (Chairman)
                                          Kay Hahn Harrell
                                          Lt. Gen. Thomas P. Stafford

                             WTI STOCK PERFORMANCE

  The following graph and table compare the yearly percentage change in the cumulative total returns on WTI's common stock, the Standard & Poor's 500 Index and the Smith Barney Solid Waste Index (in each case assuming dividend reinvestment, but only for the portion of the period for which dividends were paid in the case of the Company):

                    COMPARISON OF 5-YEAR CUMULATIVE RETURN
           VS. S&P 500 AND SMITH BARNEY SOLID WASTE INDICES(1)(2)(3)

                                     LOGO

                                  1990     1991     1992     1993     1994     1995
Wheelabrator Technologies Inc.    $100     $177     $190     $183     $153     $175
S&P 500 Index                     $100     $131     $190     $155     $157     $215
Smith Barney Solid Waste Index    $100     $107     $ 98     $ 74     $ 77     $ 88

--------
(1) Historical results are not necessarily indicative of future performance.
(2) Assumes $100 invested on December 31, 1990 in WTI common stock, the S&P 500 Index, and the Smith Barney Solid Waste Index.
(3) Upon consummation of the merger on September 7, 1990 between WTI and a subsidiary of WMX (the "1990 Merger") pursuant to which WMX obtained majority ownership of WTI, each share of the Company's common stock outstanding on the merger date (except shares held by WMX) was converted into (i) .574 of a share of Company common stock and (ii) .469 of a share of WMX common stock. The performance graph and table assume that all of the shares of WMX common stock were sold by the recipient thereof immediately following the 1990 Merger and that the proceeds of such sale (without deductions for brokerage commissions or other costs) were reinvested by such recipient in the Company's common stock on the same date. The foregoing transactions would have resulted in ownership of approximately the same number of shares of Company common stock both before and after the 1990 Merger.

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

TRANSACTIONS BETWEEN WTI AND WMX

  WTI and certain of its subsidiaries are parties to agreements with WMX and certain of its subsidiaries which, among other things, govern the ongoing relationships between the various members of the WMX family of companies. A number of such agreements, some of which are described below, were entered into in connection with the 1988 acquisition by WMI (then known as Waste Management of North America, Inc.) of a 22% interest in WTI (the "1988 Transaction") and the subsequent 1990 Merger which resulted in WMX acquiring ownership of a majority of WTI's common stock. A number of additional agreements were entered into in connection with WTI's acquisition of an equity interest in WM International in 1991 and the formation of Rust in January 1993, each of which transactions is described below.

  Due to the complexity of the various relationships between WTI and WMX (including their respective subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, when considered separately, has been or will be effected on terms no less favorable to WTI than could have been obtained from unaffiliated third parties. It has, however, been the intention of both WTI and WMX that such agreements and transactions, taken as a whole, should accommodate their respective interests in a manner that is fair to all parties, while continuing certain mutually beneficial joint arrangements. Additional or modified arrangements and transactions may be entered into by WTI, WMX and their respective subsidiaries. While any such future arrangements and transactions are expected to be determined through negotiation between them, there can be no assurance that conflicts of interest will not occur. The Company intends to seek the approval of its independent directors for any agreement which management or any independent director of the Company believes to be of material importance to the Company and to involve a significant conflict of interest with WMX and its affiliated companies.

  LAND OPTION AGREEMENT. Pursuant to a Land Option Agreement originally entered into at the time of the 1988 Transaction and subsequently amended, Resco, as the successor by merger to Old WTI, was granted an exclusive option (the "Land Option") to purchase, lease or sublease parcels of real estate at or adjacent to landfill facilities located in the United States or Canada owned or leased by WMI or its affiliates or subsidiaries. The potential uses for such option parcels include trash-to-energy facilities, biosolids management and organic waste composting facilities and, should WTI exercise its option under an agreement between the Company and WMI (the "Medical Waste Option Agreement"), medical waste incineration and autoclave facilities. The Land Option Agreement was amended in August 1995 to, among other things, accelerate the renewal date to a current date and increase the renewal fee from $10 million to $15 million; extend the term of the Land Option Agreement to December 31, 2020; add a schedule setting forth the minimum portion of the Land Option to be allocated to each parcel acquired; terminate the Land Option (except with respect to the guarantee of value described below) upon a Change in Control (as defined in the Land Option Agreement) of WTI; and provide for a WMX guarantee of the book value (less related deferred taxes) of any portion of the Land Option that WTI has not been able to allocate to facilities by December 31, 2020. The per-acre purchase price of any parcel purchased pursuant to the Land Option Agreement will be equal to the book value per acre on the books of WMI for such parcel. Pursuant to such amendment, during 1995 the Company paid WMX $15 million to renew the Land Option. Also under the terms of the Land Option Agreement, during 1995 the Company paid $72,000 in lease payments to WMI pursuant to a site at a WMI landfill upon which the Company has developed a composting facility.

  SECOND AMENDED AND RESTATED AIRSPACE DEDICATION AGREEMENT. The original Airspace Dedication Agreement was entered into in connection with the 1988 Transaction and was subsequently amended in June 1992. Pursuant to such agreement, WMI agreed to dedicate airspace at landfill sites owned, leased or operated by subsidiaries or affiliates of WMI (a "Disposal Site") for the disposal of ash residue ("Ash Residue") (which includes ash residue from medical waste incineration facilities in the event WTI exercises its right to acquire WMI's medical waste business pursuant to the Medical Waste Option Agreement) and non-hazardous biosolids and by-pass waste ("Other Waste") generated at or from facilities owned or operated by Resco. In December 1992, the agreement was again amended and restated in connection with the formation of Rust, described below under "Rust Transaction," to expand the definition of Other Waste to include special wastes removed from third-party sites being remediated by Resco or any of its affiliates. The Second Amended and Restated Airspace Dedication Agreement (the "Second Amended and Restated ADA") was executed in connection with the assignment by Resco to Rust of $30 million of disposal credits which, as described below, have subsequently been cancelled.

  Under the Second Amended and Restated ADA, Resco may reserve dedicated airspace at any one or more Disposal Sites for a term ending August 12, 2008, subject to extension in certain circumstances involving an event of force majeure. Such reservations of airspace must be at Disposal Sites properly permitted to dispose of the type of waste proposed for disposal, and may not exceed a total of 35% of the airspace available for the type of waste proposed for disposal at any such Disposal Site. The price-per-ton that will be charged Resco by WMI to dispose of waste covered by the Second Amended and Restated ADA at any Disposal Site will generally be not greater than the most favorable per ton price charged by the Disposal Site to customers other than Resco for the acceptance and disposal of similar quantities and types of waste on similar terms and conditions excluding, however, charges to disposal customers who pay a premium for long-term guaranteed waste disposal. Under the original agreement, WMI granted Resco disposal credits totalling $70 million ("Disposal Credits"), to be applied against the aggregate cost of disposing of Ash Residue at the rate of 20% of the applicable disposal price described above. The availability of the Disposal Credits was extended to cover all waste eligible for disposal under the Second Amended and Restated ADA. As amended and restated, the ADA also provides for Disposal Credits to be applied against disposal fees paid by Resco and its subsidiaries under separately negotiated disposal arrangements with WMI, such as the arrangement described below under "Disposal Agreement." On January 1, 1993, as a part of the consideration paid by WTI in the Rust Transaction described below, Resco contributed $30 million in unused Disposal Credits to Rust. The contribution of Disposal Credits was made pursuant to a provision of the ADA allowing Resco to sell all or any part of the unused portion of the Disposal Credits to any third party, subject to WMI's right of first refusal with respect to each such sale. In November 1995, WMI and Rust agreed that Rust's unused portion of its Disposal Credit would be cancelled upon the payment by WMI to Rust of cash in an amount equal to the portion of the Disposal Credit that remained unused by Rust as of the date of payment (the "Unused Disposal Credit"). Pursuant to such agreements, WMX paid Rust $27.5 million for Rust's Unused Disposal Credits, which were subsequently cancelled. In 1995, Resco paid WMI a total of $12.1 million for disposal of waste pursuant to the Second Amended and Restated ADA and used $3.0 million in Disposal Credits.

  DISPOSAL AGREEMENT. In 1989, Waste Management Inc. of Florida, a subsidiary of WMI, entered into a Disposal Agreement with a Resco subsidiary for the disposal of ash residue and bypass waste from the 2,250 ton-per-day trash-to-energy facility owned and operated by such subsidiary in Broward County, Florida (the "North Broward Project"). The disposal price for ash residue is based upon a contractually specified formula. Pursuant to the Second Amended and Restated ADA, described above, the amount paid by the North Broward Project for disposal of ash residue and bypass waste since June 1, 1992 has been reduced by Disposal Credits available thereunder. In 1995, the disposal price per ton, net of Disposal Credits, was $34.12. For disposal of bypass waste, the North Broward Project will be charged the same rates as other users of the landfill, as reduced by available Disposal Credits. During 1995, the North Broward Project paid approximately $7.7 million in ash disposal fees to WMI, net of Disposal Credits.

  RESTATED FUNDING AGREEMENT. Pursuant to a Restated Funding Agreement entered into between WMX and WTI in connection with the 1990 Merger, WMX agreed to use all reasonable efforts to assist WTI, at WTI's request, in obtaining and maintaining a credit rating of "A" or better from Standard & Poor's Corporation or Moody's Investors Service for WTI's long-term unsecured debt securities. WMX's obligations under the Restated Funding Agreement, which terminate on August 12, 2008, may involve anything from contingent credit support obligations to and including WMX's purchase from WTI of up to $200 million principal amount of WTI securities (the "Securities"), which may be either debt, equity or a combination thereof. WMX's obligations will be deemed satisfied by the purchase of the Securities, even if the purchase of all of the Securities does not enable WTI to obtain an "A" rating. In addition, the obligation to purchase any of the Securities will be suspended if WTI does not reasonably demonstrate its ability to pay interest or dividends, as the case may be, on the Securities. WMX's obligations will also be suspended during any period in which WTI obtains and maintains an "A" rating and will be reduced to the extent that the purchase of a lesser amount of Securities will allow WTI to obtain or maintain such a rating. WTI has received an implied "A" credit rating from Standard & Poor's Corporation and an implied "A3" credit rating from Moody's Investors Service. The attainment of such ratings did not involve the sale of any Securities to WMX. Any Securities issued to WMX will be subject to mandatory repayment or redemption in equal annual installments during the twenty-five years following their date of issuance, and they may be prepaid or redeemed by WTI, at its option, if the directors of WTI not otherwise affiliated with WMX or WTI conclude that such repayment or redemption is in the best interests of WTI and its stockholders. Any Securities redeemed or prepaid prior to August 12, 2008 will restore availability under the $200 million purchase obligation referred to above.

  INTELLECTUAL PROPERTY LICENSING AGREEMENT. In connection with the 1990 Merger, an Intellectual Property Licensing Agreement was entered into among WTI, WM International and WMI and provides, among other things, that WTI has a 10-year, non-exclusive, royalty-free license, with two successive 5-year renewal options, to (i) the "BRINI" recycling and composting technology owned by WM International; (ii) the Recycle America(R) and Recycle Canada(R) trademarks and logos and the related materials separation and processing technology of WMI for use in conjunction with the development or operation of recycling facilities at or adjacent to any WTI facility; and (iii) the proprietary technology and know-how of WMI in the area of landfill gas recovery and the conversion of such gas to energy. WMI further agreed to use reasonable and good faith efforts to give WTI substantial responsibility for the electricity-generating portion of each landfill gas-to-energy facility owned by WMI. WMI agreed that only WTI shall develop the business of designing, constructing, operating and maintaining landfill gas recovery facilities for governmental, industrial and other third party customers, and that WMI will assist WTI in such development. To the extent WTI develops landfill gas recovery technology and know-how during the period of its license (and renewals) from WMI, it will share such technology and know-how with WMI on a similar royalty-free basis. WTI may waive its rights to develop landfill gas recovery systems on a case-by-case basis in those situations in which minimum financial objectives established by the Board of Directors can not be achieved by WTI through development of such projects. Projects waived by WTI may be developed by WMI. The licenses and related rights and obligations to conduct business granted under the Intellectual Property Licensing Agreement shall terminate, as to facilities not already operational, contractually committed or the subject of, or contemplated by, a bid or other submission previously made by WTI or WMI, as the case may be, at the earlier of the termination of the stated license periods, the expiration of any patent licensed pursuant thereto, or the date on which WTI is no longer a majority-owned subsidiary of WMX.

  AMENDED AND RESTATED MASTER INTERCORPORATE AGREEMENT. The Company, WMX and Chemical Waste Management, Inc. ("CWM"), a wholly owned subsidiary of WMX, are parties to an Amended and Restated Master Intercorporate Agreement (the "Amended Intercorporate Agreement"), originally entered into in connection with the 1990 Merger, which provides, among other things, that WTI invest its excess cash in WMX obligations (so long as such investments would not be a material factor in affecting the ability of WTI to obtain or maintain an "A" long-term debt rating). Under the Amended Intercorporate Agreement, WMX is required to fund WTI's working capital requirements on an unsecured basis (but with rights of set off), with the aggregate outstanding advances not to exceed at any time the amount of WTI excess cash then invested with WMX (the "Compensating Balance Facility"), plus (until December 31, 1996 and to the extent not prohibited by agreements with third parties) $100 million (the "$100 Million Facility"). WTI may borrow such funds from WMX on open account under both the $100 Million Facility and the Compensating Balance Facility at floating interest rates that will match WMX's 30-day commercial paper rate plus WMX's cost of providing funds. WTI may at its option also borrow funds for fixed terms of up to ten years under the Compensating Balance Facility (however the maturities of such borrowings may not extend beyond the date on which WTI's deposits with WMX come due) and for fixed terms of up to 270 days under the $100 Million Facility. The interest rate for any fixed or term loan borrowing by WTI will be WMX's total effective cost for borrowings of a comparable maturity. To the extent that WTI can demonstrate the availability to it of lower short-term borrowing rates, or higher rates of return on short-term investments involving risks comparable to those inherent in investments in short-term debt instruments of WMX, it is entitled to pay such rates on amounts borrowed from WMX or receive such rates on amounts invested with WMX, as the case may be. As of December 31, 1995, the amount of WTI's deposits with WMX (including principal and accrued but unpaid interest) totalled approximately $
87.5 million. The largest amount on deposit with WMX during 1995 was approximately $190.4 million. During 1995, WTI was paid interest on such deposits at rates ranging from 5.79% to 7.88% depending upon maturity. As of December 31, 1995, approximately $50.2 million was due to WMX from WTI (including principal and accrued but unpaid interest). The largest amount of such obligations outstanding during 1995 was approximately $221.2 million. Obligations due to WMX during 1995 bore interest at rates, adjusted every 30 days, ranging from 5.76% to 6.08% as of year-end.

  Under the Amended Intercorporate Agreement, WMX also agreed to make available to WTI various corporate and support services, including, among other things, the services of WMX's transportation, federal and state government affairs, legal, treasury, tax and environmental audit departments. The Amended Intercorporate Agreement also requires WMX to make available to WTI the services of WMX's corporate risk management department for purposes of administering WTI's insurance and risk management programs. Such corporate support and risk management services are supplied by WMX on a cost reimbursement basis. In 1995, WTI paid WMX approximately $3.8 million for these and related services.

  Pursuant to the Amended Intercorporate Agreement, WTI is designated as the preferred vendor to WMX and CWM for all engineered products of the types then being manufactured or assembled by WTI, including water process equipment and air pollution control systems and equipment. During 1995, WTI charged WMX and its subsidiaries approximately $1 million for such products. The amounts charged for such products were determined on an arms-length basis and are believed to approximate the market value thereof.

  The Amended Intercorporate Agreement also provides that WMX has the cumulative, continuing right to purchase from WTI for cash or cash equivalents such number of shares of WTI capital stock as may be necessary for WMX to continue to own a majority of WTI's outstanding voting stock. WMX's rights under this option will expire in the event that such option is exercisable as of the end of any calendar year and is not exercised by April 30 of the immediately following year. The purchase price for the shares of WTI capital stock will be the then current fair market value of such shares. WTI is required to maintain a sufficient number of shares of authorized but unissued capital stock, together with any treasury stock, to permit WMX to exercise its option, and will take such reasonable steps as WMX may request to cause such shares to be listed on the New York Stock Exchange upon issuance and to be subject to the registration rights currently held by WMX with respect to shares of WTI stock already held by it.

  With the exception of the $100 Million Facility, which expires December 31, 1996, with automatic annual renewal periods thereafter, the Amended Intercorporate Agreement will terminate at the time of the termination of WMX's option to maintain WTI as a majority-owned subsidiary of WMX. Either WMX or the Company have the right to terminate the $100 Million Facility effective as of any renewal date by providing 90 days prior written notice of its intent to so terminate the facility.

  WM INTERNATIONAL AGREEMENTS. The Company, WMX, CWM, WM International, Waste Management International, Inc., Waste Management Europe N.V., WTI International Holdings Inc. and RIH Inc. are parties to a Third Amended and Restated International Development Agreement ("IDA") dated January 1, 1993. The IDA is a successor to an agreement originally entered into by WMX, CWM, WTI and certain of their affiliates in connection with the 1990 Merger.

  The IDA was twice amended and restated in its entirety, first in connection with the initial public offering by WM International of ordinary shares of its capital stock, and again in connection with the Rust Transaction, described below, primarily to provide for the transfer, from CWM to Rust, of CWM's rights thereunder. Pursuant to the IDA, as amended, WTI, WMX and Rust have agreed to vote their WM International shares so that one designee of WTI (or such greater number as shall equal the total number of directors multiplied by the percentage of outstanding WM International shares held by WTI, reduced to the nearest whole number) shall be elected to the Board of Directors of WM International, so long as WTI continues to own or has the right to acquire at least

10% of WM International's outstanding shares (Mr. Rooney has been designated by WTI as its designee). This agreement also grants WTI an option to maintain beneficial ownership of WM International's outstanding shares at a level having not less than 10% of the voting power of outstanding WM International securities. Pursuant to this agreement, WTI granted to WMX certain rights of first refusal with respect to its WM International shares, WMX granted to WTI certain participation rights with respect to a disposition of WM International shares by WMX, and WM International granted to WTI rights to participation and demand registrations under the Securities Act of 1933 and rights to have WM International facilitate sales in offerings made outside of the United States.

  At the time of WM International's initial public offering, WTI, CWM, WMX, Waste Management International, Inc. and WM International entered into an International Business Opportunities Agreement, which includes certain terms previously contained in the IDA and the Master Intercorporate Agreement discussed above. The International Business Opportunities Agreement was amended and restated in connection with the Rust Transaction, described below, and Rust was added as a party. Under the Amended and Restated International Business Opportunities Agreement, the parties agreed that in order to minimize the potential for conflicts of interest among various subsidiaries under the common control of WMX, WMX has the right to direct all business opportunities to the WMX-controlled subsidiary which, in WMX's reasonable and good faith judgment, has the most experience and expertise in that line of business. Waste management services opportunities outside of North America will be allocated primarily to WM International, and WTI has agreed not to conduct waste management services operations outside of North America other than through its interest in WM International until the later of July 1, 2000 and the date WMX ceases to beneficially own a majority of the outstanding shares of common stock of WTI or a majority of all outstanding voting equity interests of WM International.

  WTI, CWM, Rust, WMX and WM International are also parties to a First Amended and Restated Master License Agreement originally entered into in connection with the initial public offering of WM International. Under the Master License Agreement, as amended, each of WMX, CWM, Rust and WTI, on the one hand, and WM International, on the other, was granted the right to obtain from time to time a non-exclusive license of patents, technology, trademarks, know-how and other intellectual property of the other. A party's license of intellectual property would be usable only within the scope of activities allocated to the party by the Amended and Restated International Business Opportunities Agreement and would be subject to the party's payment of a royalty equal to the fair market value of the license at the time of the grant of the license (subject to a "most favored nation" pricing provision). Sublicensing is not permitted. All of the parties have agreed to share business information and to keep such information confidential. Any services to be provided by the licensing party in connection with the grant of the license and the compensation for the services would be as agreed by the parties to the license at the time of its grant. The Amended and Restated International Business Opportunities Agreement permits WTI to license technology to third parties anywhere in the world, subject to certain conditions.

  In July 1995, the Company and WM International entered into a joint venture agreement to develop waste-to-energy ("WTE") projects outside of North America, Germany and Italy (the "Joint Venture"). The Joint Venture will have the first right to develop WTE projects anywhere in the world outside of North America (which remains exclusively allocated to WTI), Germany and Italy (which remain exclusively allocated to WM International). WTI will have responsibility for early stage development of WTE projects and will bear all of the costs of these development activities. Subject to some exceptions, the Company has committed to expend $10 million toward such development costs during the initial five-year term of the Joint Venture, which expires on July 1, 2000. Thereafter, the Joint Venture will continue indefinitely, subject to the right of either WM International or the Company to terminate it by giving one year's written notice. WM International has the option to hold up to a 49%-equity interest in each project developed by WTI pursuant to the Joint Venture. During 1995, WTI expended $712,421 in development costs pursuant to the Joint Venture.

  RUST TRANSACTION. In December 1992, an Organizational Agreement was entered into among WTI, CWM and The Brand Companies, Inc. ("Brand") pursuant to which WTI and CWM agreed to organize Rust and to acquire newly issued shares of Rust in exchange for contributing certain businesses to Rust (the "Rust

Transaction"). On January 1, 1993, pursuant to the Organizational Agreement, WTI contributed to Rust, in exchange for approximately 42% of the outstanding capital stock of Rust at that time, its two principal engineering, environmental consulting and construction businesses, its London-based international engineering and consulting business, certain Disposal Credits and cash. At the same time, CWM contributed to Rust, in exchange for approximately 58% of the outstanding capital stock of Rust at that time, all of its ownership in Brand, its hazardous substance remediation services businesses, its ownership interest in WM International and certain indebtedness owed by Brand to CWM. In addition, WTI, CWM, Rust and various of their affiliates entered into several ancillary agreements described below or under "WM International Agreements" above.

  Subsequent to the Rust Transaction, on May 7, 1993 Brand was merged into a subsidiary of Rust, and Rust became owned approximately 40% by WTI, 56% by CWM, and 4% by the former public stockholders of Brand. In July 1995, WMX acquired the outstanding shares of Rust common stock not already owned by the Company or CWM. Although the Company was offered the opportunity to participate in the transaction, the Company determined not to participate following a review of the proposed transaction by WTI's independent directors. The transaction did not affect WTI's 40% ownership interest in Rust nor did it effect any change in control of Rust.

  WTI, WMX, CWM and Rust have also entered into the Rust Intercorporate Services Agreement pursuant to which WMX has committed to loan to Rust up to $350 million, and to provide Rust (at Rust's expense) with all appropriate insurance coverages and bid, performance and other surety bonds to the extent reasonably available, all on terms substantially similar to WMX's arrangement with WTI as described above under "Amended and Restated Master Intercorporate Agreement." Under the Rust Intercorporate Services Agreement, Rust has also agreed to provide WTI with certain administrative and benefit services previously managed by one of the WTI subsidiaries contributed to Rust. Such services are provided on a fully-allocated cost basis. WTI was charged approximately $111,211 for such services provided by Rust during 1995. WMX, WTI and CWM have also agreed that Rust will be the preferred vendor of architectural, design, engineering, construction and construction management services (including related procurement services), environmental consulting and engineering services, hazardous substance remediation services, and industrial maintenance and other construction services of the type generally offered by Rust and its subsidiaries to third parties. During 1995, WTI paid Rust $21.4 million for such services, which WTI believes reflects the approximate value for which WTI could have obtained comparable services from unaffiliated third parties. In January 1996, partially as a consequence of Rust's decision to sell its process engineering and construction businesses, the Rust Intercorporate Services Agreement was amended to authorize WMX and its subsidiaries to provide management services to Rust Industrial Services Inc., a Rust subsidiary, and to authorize the Company to find and implement alternative arrangements for obtaining benefits administrative services. With the exception of certain provisions related to the committed credit facility discussed above, the Rust Intercorporate Services Agreement will terminate on December 31, 1997 unless earlier terminated by WMX following the occurrence of certain events of default.

  OTHER PAYMENTS. WTI provides services to, and purchases services from, WMX and its affiliated companies in the ordinary course of business at market rates. During 1995, WTI made payments in addition to those described above of
(i) approximately $1.6 million to WMI for waste transportation services; (ii) approximately $243,000 to WMX for office space rental; and (iii) approximately $240,000 to WMI for operating a transfer station leased by WTI from a regional waste management authority. During 1995, WMI delivered waste for disposal to certain WTI facilities pursuant to various contractual arrangements, for which WMI paid disposal fees aggregating approximately $17.6 million. In addition, during 1995 Rust paid WTI $744,000 for office space rental.

  WMX has agreed to provide a guarantee in respect of WTI's outstanding indebtedness at one of its trash-to-energy facilities. As consideration for WMX's credit support, the Company pays WMX an annual fee equal to 0.25% of the principal amount of such outstanding indebtedness. WTI believes such annual fee to be at a rate equal to or better than that obtainable from unaffiliated third parties with a similar credit rating. In 1995, WTI paid WMX approximately $94,000 for such credit support.

OTHER TRANSACTIONS

  STOCK OPTION PLAN LOANS. When an option is exercised by an optionee under the 1992 Stock Option Plan or the Directors Plan at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the Company is entitled to a deduction equal to such amount. The Internal Revenue Service has indicated that it will disallow such a deduction unless the employer withholds the tax payable by the optionee by reason of such exercise. To facilitate the purchase of stock upon exercise of such options, and to assure itself of the deductions, the Company has a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. There were no such loans in excess of $60,000 outstanding to the Company's directors and executive officers during the period from January 1, 1995 through March 15, 1996. The Company also makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. There were no such loans in excess of $60,000 outstanding to the Company's directors and executive officers during the period from January 1, 1995 through March 15, 1996.

                             STOCKHOLDER PROPOSAL

  The Company has been notified that the Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Chesapeake Street, N.W., Washington, D.C. 20016-4665, beneficial owner of 7,300 shares of the Company's common stock, has given notice of its intention to present for consideration and action at the annual meeting the following proposal. FOR THE REASONS SET FORTH BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

STOCKHOLDER PROPOSAL

    "BE IT RESOLVED: that the stockholders of Wheelabrator Technologies (or "Company") urge that the Board of Directors take the necessary steps, in compliance with Delaware state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT OF PROPONENT

    "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of the Company and its shareholders. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Concerns that the annual election of all directors would leave the Company without experienced board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

    "It is our belief that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of a company. We believe sound corporate governance practices, such as the annual election of all directors, will impose the level of management accountability necessary to help ensure that a good performance record is attainable over the long-term. Regardless of whether a shareholder believes the current Board or management team is performing satisfactorily or not, we believe it is clearly in the best interest of the Company and its shareholders to take definitive action as owners if they believe the Board is failing to realize the full potential of the Company's assets.

    "A classified board of directors protects the incumbency of the Board of Directors and current management which in turn limits accountability to stockholders. In addition to a classified Board, we believe the Company has the following measures in place which further protect incumbency and limit accountability to shareholders: no confidential or secret ballot proxy voting; no cumulative voting; and blank check preferred stock. We believe that allowing shareholders to annually register their views on the performance of the Board and each Director is one of the best methods to ensure that our Company will be managed in the best interest of shareholders, both now and in the long-term.

    "We urge your support for this proposal."

OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

  Since the Company first became a publicly traded corporation in 1986, its Restated Certificate of Incorporation has provided for dividing the Board of Directors into three classes, with approximately one-third of the Directors elected each year to staggered three-year terms. The Board continues to believe that a classified Board is in the best interests of the Company and its stockholders.

  A classified Board helps to ensure that a majority of the Board at any given time has prior experience serving as Directors of the Company. This enhances the likelihood of stability and continuity in the leadership and policies of the Company while preserving the ability of the Company's stockholders to make changes in the Board's membership. The Board also believes that the existence of minimum three-year, as opposed to one-year, terms for Directors assists the Company in attracting Director candidates who are willing to make longer-term commitments to serving the Company, which in turn increases the overall knowledge and experience of the Board with respect to the Company's operations.

  A large number of major U.S. companies have classified boards of directors. Statistics compiled by the American Society of Corporate Secretaries show that stockholders of public companies have continued to support the use of classified boards, as indicated by the fact that more than 97% of all stockholder proposals aimed at eliminating classified boards which were voted upon during the past three years and which were tracked by the Society have been defeated.

  For the reasons stated above, the Board of Directors believes that the proposal is not in the best interests of the Company and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to continue to act as the Company's independent auditors in 1996. Representatives of Arthur Andersen LLP will be present at the 1996 annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

  WTI has enclosed its Annual Report to Stockholders for the year ended December 31, 1995 with this proxy statement. Stockholders are referred to the report for financial and other information about WTI, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

  Any proposals by stockholders intended to be presented at the 1997 annual meeting must be received by WTI no later than November 28, 1996 in order to be considered by the Board of Directors for inclusion in WTI's 1997 proxy statement. In order for a stockholder to nominate a candidate for director, under WTI's by-laws timely notice of the nomination must be received by WTI in advance of the meeting. Ordinarily, such notice must be received not less than 30 nor more than 60 days before the meeting (but if WTI gives less than 40 days notice of the meeting, then such notice must be received prior to the meeting and within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by WTI within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in WTI's 1997 proxy statement.

  In each case the notice must be given to the Secretary of WTI, whose address is 3003 Butterfield Road, Oak Brook, Illinois 60521. Any stockholder desiring a copy of WTI's by-laws will be furnished one without charge upon written request to the Secretary.

                                 OTHER MATTERS

  You are again urged to attend the annual meeting. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of WTI personally or by mail, telephone or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and WTI has hired Reinhard Associates to coordinate the solicitation of proxies by and through such holders for a fee of approximately $3,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by WTI.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted as to such matters in accordance with the judgment of the persons acting under the proxies.

                                          By Order of the Board of Directors,

                                          LOGO
                                              Herbert A. Getz
                                              Secretary

                        WHEELABRATOR TECHNOLOGIES INC.

                          Annual Meeting, May 1, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       Phillip B. Rooney and Herbert A. Getz, each with power of substitution, are hereby authorized to vote all shares of common stock of Wheelabrator Technologies Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Wheelabrator Technologies Inc. to be held on Wednesday, May 1, 1996, and at any adjournments, as specified on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

              (Please mark this Proxy and sign and date it on the reverse side hereof and return it in the enclosed envelope.)



                             FOLD AND DETACH HERE



                                                                 Please mark
                                                                your votes as
                                                                indicated in
                                                                this example [X]


A vote FOR proposal 1 is recommended by the Board of Directors.

1. Election of Directors.

      FOR each               WITHHOLD
  nominee listed            AUTHORITY
 except nominee(s)       to vote for each
written to the right     nominee listed
       [_]                     [_]

Nominees: Donald F. Flynn, Kay Hahn Harrell, John M. Kehoe, Jr., Manuel Sanchez

(Instructions: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.)
________________________________________________________________________________
A vote AGAINST proposal 2 is recommended by the Board of Directors.

2. Stockholder proposal regarding declassification of the Board of Directors.

        FOR      AGAINST    ABSTAIN
        [_]        [_]        [_]

3. In their discretion, on such other business as may properly come before the meeting.


                                       A MAJORITY (OR IF ONLY ONE, THEN THAT
                                       ONE) OF THE PERSONS NAMED ON THE REVERSE
                                       SIDE OR THEIR SUBSTITUTES WHO SHALL BE
                                       PRESENT AND ACTING AT THE MEETING SHALL
                                       HAVE THE POWERS CONFERRED HEREBY.

                                       Dated _____________________________, 1996

                                       _________________________________________

                                       _________________________________________
                                       Signature of Stockholder(s)--Please sign name exactly as imprinted (do not print). Please indicate any change of address.

                                       NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

                                       PLEASE MARK, DATE, SIGN AND RETURN THIS
                                       PROXY.


                             FOLD AND DETACH HERE

     SUPPLEMENT TO PROXY STATEMENT OF WHEELABRATOR TECHNOLOGIES INC. (THE
                                  "COMPANY")
              FOR ITS ANNUAL MEETING OF STOCKHOLDERS, MAY 1, 1996

  After the above-described proxy statement was printed, Discovery Zone, Inc. announced on March 25, 1996 that it had filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. As disclosed in the proxy statement, Donald F. Flynn, a director of the Company, formerly served as an executive officer and director of Discovery Zone, Inc.